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                                                                 Exhibit 99.33
KeraVision Reports Two-Year Clinical Results for Intacs (trademark); Correction of Myopia is Stable

Quality of vision is demonstrated by WaveFront Analysis

ORLANDO, FLA (October 28, 1999) - Intacs, which are the first FDA-approved non-laser option for surgically correcting nearsightedness, showed stable correction two years after treatment - with 76 percent of treated eyes seeing at least 20/20, 55 percent seeing 20/16 or better, and 21 percent seeing at least 20/12, it was announced here yesterday at the annual meeting of the American Academy of Ophthalmology. Intacs are made by KeraVision, Inc. (Nasdaq: KERA) of Fremont, CA, which pioneered the category of non-laser vision correction surgery.

"Clinical data from the FDA trials show that Intacs are effective in correcting mild myopia and are safe, well-tolerated in the eye, and stable over time," said David J. Schanzlin, professor of ophthalmology at the University of California in San Diego and chief medical investigator for the Intacs clinical trials. "The fact that Intacs can be removed and that the wearer's prescription can be exchanged much like contacts and glasses is a major advance for the consumer."

In other AAO highlights:

-- To illustrate how Intacs eyes are different from other surgically-corrected eyes, Schanzlin reported the results of a WaveFront Analysis, an emerging diagnostic tool that measures light rays as they pass through the lens of an eye and onto the retina. Analysis shows that wavefronts in Intacs eyes are consistent with quality vision, Schanzlin said. He added, "We believe this occurs because Intacs, unlike laser procedures, preserve the natural shape of the cornea which appears to be a critical element of overall quality of vision."

-- More than four out of five Intacs removals (or 86 percent) were for problems that potentially could be fixed by replacement with another Intacs size, including visual symptoms, under- and over-corrections, and astigmatism. Only one-10th of one percent (0.1) of cases were safety-related out of a total removal rate to date of six percent of Intacs treatments.

In Schanzlin's presentation, the two-year clinical results were based on 358 Intacs treatments that were performed at 11 medical sites as part of U.S. Phase II and Phase III studies. Intacs wearers were treated for -1.0 to -3.0 diopters of myopia, or mild nearsightedness
- a condition that affects an estimated 20 million adult Americans. People who are mildly nearsighted generally require glasses or contacts for routine tasks like driving, watching a movie or seeing an alarm clock.

KeraVision, founded in 1986, is the developer of Intacs, the first FDA-approved non-laser option for surgically treating mild myopia (nearsightedness). Intacs are a safe and effective alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems including mild hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in Form 10-Q for the quarter ended June 30, 1999, and Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.



For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559

Intacs are a registered trademark or trademarks of KeraVision, Inc. in the U.S. and in foreign countries.